Exhibit 99.1

Old Second Bancorp, Inc.		For Immediate Release
(Nasdaq: OSBC)		October 26, 2010

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Improved Third Quarter Results

AURORA, Illinois — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (Nasdaq: OSBC), parent company of Old Second National Bank (the “Bank”), today announced improved results of operations for the third quarter of 2010 as compared to the second quarter results.

Net loss for the third quarter of 2010 was a loss of $88,000 with a net loss available to common shareholders of $1.2 million, or $0.09 per diluted share.  On a linked quarter basis, the net loss available to the common stockholders for the second quarter of 2010 was $24.5 million, or $1.75 loss per diluted share.  This result also compares with net income of $1.5 million and net income available to common shareholders of $351,000, or $0.03, in the third quarter of 2009. The net loss available to common stockholders was $35.4 million in the nine months ended September 30, 2010, and a loss of $59.1 million in the first nine months of 2009.

In announcing these results, the Company’s Chairman and CEO, William Skoglund said, “We are pleased to report a quarter of earnings improvement and a decline in nonperforming loans from the prior quarter.  This positive news was augmented by the Illinois Supreme Court decision at the end of the last month reinstating a $2.6 million judgment in our favor.  The Company’s capital position remained steady. Having posted positive quarter to date earnings at the Bank, and with a capital contribution from the Company, we were able to increase capital ratios at the Bank.”

Highlights

Core Earnings Remain Strong

•                  Core earnings have exceeded $10.0 million for the tenth consecutive quarter (core earnings exclude taxes, provisions for loan losses, income and expenses associated with other real estate owned, and nonrecurring items detailed immediately below.)

•                  The tax-equivalent net interest margin increased to 3.67% during the first nine months of 2010, compared to 3.39% in the first nine months of 2009.

•                  Gains on sales of mortgage loans totaled $3.3 million in the third quarter of 2010, a 54% increase from the second quarter.

Nonrecurring Items

•                  On September 23, 2010, the Illinois Supreme Court issued an opinion that reversed a prior appellate court decision and reinstated judgment in favor of the Bank for $2.6 million, which included $133,000 in current year interest.

•                  In the third quarter of 2010, the Bank realized a bank owned life insurance death benefit of $938,000.

Capital Position Improved

•                  The Company’s tangible common equity improved as of the end of the third quarter of 2010 compared to the second quarter of 2010, moving from 3.58% to 3.75%.

•                  The Bank’s regulatory capital ratios improved for the third quarter of 2010 compared to the second quarter of 2010.

•                  The Leverage Ratio improved from 7.76% to 8.38%.

•                  Total Capital Ratio improved from 10.73% to 11.41%.

Asset Quality Improvement

•                  Nonperforming assets declined from $292 million to $285 million during the third quarter.

•                  Nonperforming loans declined from $243 million to $228 million during the third quarter.

Capital Initiatives

The Company previously announced its intention to pursue a multifaceted capital plan designed to strengthen the Company’s and the Bank’s respective capital positions.  These efforts were in response to the challenging market conditions and the increased levels of nonperforming loans in the Bank’s portfolio.  Because the decline in the Company’s stock price in 2010 has limited the ability of the Company to raise capital by issuing common stock, whether in an exchange offer or pursuant to an issuance for cash, the Company has terminated its previously announced proposals to exchange shares of its outstanding trust preferred securities for shares of common stock and the issuance of common stock for cash in a public or private transaction.  Additionally, the Company is not pursuing an exchange of its preferred stock issued to the United Stated Department of the Treasury in the Capital Purchase Program of TARP for a like amount of fixed rate trust preferred securities, as this program was terminated by the U.S. Treasury.

Instead of implementing these previously announced proposed transactions, the Company has remained focused on reducing certain assets on its balance sheet while continuing to effect additional expense reductions and working to improve its overall asset quality.  To preserve capital at the holding company level, the Company elected to defer interest on the existing subordinated debentures related to its trust preferred securities,  to suspend dividends on its common stock and announced its intention to suspend dividends on the outstanding TARP Preferred Stock.  All of these efforts have helped the Company stabilize its capital levels and maintain its strong core operations at the Bank.

Mr. Skoglund stated, “While our stock price has experienced a modest rebound from its recent low, it is still at a level that limits our ability to complete many of our announced capital strategies.  However, we remain confident that we have the capital levels and the core operations to allow us to continue to serve the financial needs of our communities during this difficult economic environment.  We remain committed to maximizing stockholder value and management will continue our efforts to improve our capital positions and the overall strength of our organization.”

Net Interest Income

Net interest income decreased $4.4 million, from $64.9 million in the first nine months of 2009, to $60.5 million in the first nine months of 2010.  Average earning assets decreased $413.8 million, or 15.6%, from September 30, 2009 to September 30, 2010, as asset quality remained the focus of management and new loan originations continued to be limited.  Year to date average loans decreased $291.3 million, which was primarily due to a lower level of demand from qualified borrowers in the Bank’s market vicinity combined with charge-off activity.  Management also continued to reduce securities available for sale in the third quarter of 2010, which significantly reduced both borrowings and deposits that had previously provided funding for those assets.  Management continues to emphasize relationship banking versus attracting or retaining customers with a single transaction focus that have no other demonstrated deposit product or other financial services need.  This approach resulted in a decrease in average interest bearing liabilities of $337.9 million, or 14.7%, in the first nine months of 2010 while simultaneously improving capital ratios.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.39% in the first nine months of 2009 to 3.67% in the first nine months of 2010.  The average tax-equivalent yield on earning assets decreased from 5.17% in the first nine months of 2009 to 4.90%, or 27 basis points, in the first nine months of 2010.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 2.13% to 1.49%, or 64 basis points.  The decrease in the level of average earning assets in 2010, principally loans, contributed to decreased interest income as did the higher level of nonaccrual loans.  At the same time, the general decrease in interest rates, particularly rates on time certificate of deposits, lowered interest expense to a greater degree than it reduced interest income and provided an offsetting effect to the continued balance sheet deleveraging strategy.

Net interest income decreased $1.6 million from $21.0 million in the third quarter of 2009 to $19.5 million in the third quarter of 2010.  Consistent with the above trend, average earning assets decreased $393.5, or 15.4%, from $2.55 billion in the third quarter of 2009, to $2.16 billion in the third quarter of September 2010 due in part to the general lack of demand from qualified borrowers.  Net charge-offs also decreased average loans, but the pace of this activity decreased by $1.6 million in the same period comparison.  Average interest bearing liabilities decreased $306.0 million, or 13.9%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.39% in the third quarter of 2009 to 3.60% in the third quarter of 2010.  The average tax-equivalent yield on earning assets decreased from 5.02% in the third quarter of 2009 to 4.78% in the third quarter of 2010, or 24 basis points.  The cost of interest-bearing liabilities also decreased from 1.98% to 1.42%, or 56 basis points, in the same period.  Consistent with the year to date margin trend, the decrease in earning assets coupled with higher nonaccrual loan levels decreased interest income.  At the same time, however, the repricing of interest bearing assets and liabilities in a lower interest rate environment helped to offset that decrease.

Asset Quality

In the first nine months of 2010, the Company recorded a $75.7 million provision for loan losses, which included an addition of $11.8 million in the third quarter.  In the first nine months of 2009, the provision for loan losses was $66.6 million, which included an addition of $9.7 million in the third quarter.  On a linked quarter basis, the Company’s third quarter provision of $11.8 million was a significant reduction from the second quarter 2010 provision of $44.6 million.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased to $228.4 million at September 30, 2010 from $189.7 million at December 31, 2009, and $176.1 million at September 30, 2009.  Charge-offs, net of recoveries, totaled $72.1 million and $49.8 million in the first nine months of 2010 and 2009, respectively.  Net charge-offs totaled $24.6 million in the third quarter of 2010 and $26.2 million in the third quarter of 2009.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at September 30, 2010 are included in the following table.

Loan Charge-offs, Gross

	Three Months Ended		Year to Date
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Real Estate-construction
Homebuilder	$6,746	$17,940	$17,280	$24,741
Land	772	1,330	6,866	7,545
Commercial speculative	2,848	2,383	9,346	8,493
All other	2,048	—	2,266	276
Total real estate - construction	12,414	21,653	35,758	41,055
Real estate-residential
Investor	500	1,114	8,282	2,403
Owner occupied	828	472	2,879	599
Revolving and junior liens	379	400	884	765
Total real estate-residential	1,707	1,986	12,045	3,767
Real estate-commercial, nonfarm
Owner general purpose	690	509	3,901	533
Owner special purpose	3,672	—	5,447	113
Non owner general purpose	1,620	—	4,482	252
Non owner special purpose	(691)	—	2,234	—
Strip malls	6,757	1,113	10,410	1,425
Total real estate - commercial, nonfarm	12,048	1,622	26,474	2,323
Real estate-commercial, farm	—	—	—	—
Commercial and industrial	46	603	1,604	2,365
Other	180	510	413	744
	$26,395	$26,374	$76,294	$50,254

Chairman Bill Skoglund noted, “The economic environment for borrowers in the construction and development sector continues to be challenging, particularly with ongoing valuation levels.  That portion of our portfolio, particularly the homebuilder segment, remains vulnerable to such economic stress.  Our construction portfolio has accounted for 60.7% of our charge-offs since the beginning of 2009, and the homebuilder portion has accounted for 55% of that amount.  The construction categories that produced these losses are now down to 7.0% of our total loan portfolio, from 11.9% a year ago.  Management reviewed the residual loans in that impaired category and recognized impairment with additional provision estimates as well as making additional charge off determinations in the amount of $12.4 million in the third quarter of 2010.  While some additional decreases in valuation may emerge and additional defaults are possible, management remains hopeful that further devaluation will be less than past experience, and the future default potential is more limited.”

Chairman Skoglund continued, “Commercial real estate borrowers are also directly impacted by the distressed economic climate.  In the owner occupied categories, the downturn has adversely affected operating results for some borrowers, which led to increased defaults.  In the non-owner occupied categories, the recession has led to increased vacancy rates, which puts downward pressure on investor lease rates.  However, we have generally observed trends of stabilized and/or improved operating results in owner-occupied performance.  Management has also observed that vacancy rates in non-owner occupied commercial real estate have leveled off somewhat.  Downward pressure on lease rates is likely to continue for a time, producing some additional adverse impact on our portfolio, but management expects it will be at a slower rate than we have seen in the recent past.”  Charge-offs in this sector totaled $12.1 million in the third quarter of 2010 and nonperforming commercial real estate decreased $1.8 million on a linked quarter basis.

The distribution of the Company’s nonperforming loans as of September 30, 2010 is included in the chart below (in thousands):

Nonperforming loans as of September 30, 2010

	Nonaccrual Total (1)	90 days or More Past Due and Accruing (2)	Restructure Loans (Accruing)	Total Non- performing Loans	% Non- performing Loans	Specific Allocation
Real estate - construction	$79,954	$—	$4,840	$84,794	37.1%	$3,025
Real estate - residential:
Investor	19,877	483	514	20,874	9.1%	869
Owner occupied	15,506	748	10,833	27,089	11.9%	537
Revolving and junior liens	1,062	—	—	1,062	0.5%	162
Real estate - commercial, nonfarm	90,910	242	—	91,152	39.9%	5,622
Real estate - commercial, farm	739	504	—	1,243	0.5%	—
Commercial and industrial	1,765	278	—	2,043	0.9%	1,394
Other	63	80	—	143	0.1%	—
	$209,876	$2,335	$16,187	$228,400	100.0%	$11,609

(1) Nonaccrual loans included $26.7 million in restructured loans, including, $7.9 million in real estate construction, $6.5 million in commercial real estate nonfarm, $6.8 million is in real estate - residential investor, $5.5 million is in real estate - owner occupied.

(2) 90 Days or more past due includes of $503,000 in restructured loans in real estate residential - owner occupied

Commercial Real Estate

In the third quarter, commercial real estate (“CRE”) replaced construction and development as the largest component of nonperforming loans, and accounted for $91.2 million, or 39.9%, of all nonperforming loans.  CRE loans represented 45.0% of the loan portfolio, and 49.3% of the CRE portfolio is secured by owner-occupied properties.

Portfolio loans secured by retail property, primarily strip malls, have been experiencing financial stress.  This segment accounts for only 13.2% of all CRE loans, but 24.3% of all nonperforming CRE loans.  Almost 20.6% of all retail CRE is nonperforming with $22.2 million of exposure at September 30, 2010.  Third quarter 2010 charge-offs in the retail segment totaled $6.8 million and management estimated the remaining specific allocation of $758,000 was sufficient coverage for the remaining loss exposure.

The owner-occupied special purpose category comprised the largest component of nonperforming CRE.  At $221.2 million, this special purpose segment represented 27.1% of all CRE loans, and 28.4% of total nonperforming CRE.  Within this special purpose collateral category, 11.7% of all such loans are nonperforming.  Special purpose owner occupied include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs for the current quarter totaled $3.7 million and management estimated that the specific allocation of $801,000 was sufficient coverage for the remaining loss exposure.  Management’s loss estimates were reduced from the prior quarter after receiving and reviewing current appraisals with more current valuation sources

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 23.0% of total CRE loans, and 19.6% of nonperforming CRE loans.  Third quarter 2010 charge-offs in this category were $1.6 million and management estimated that $2.2 million of specific allocation was sufficient coverage for the remaining loss exposure.

As of September 30, 2010, owner occupied general purpose loans comprise 22.2% of CRE, and 15.3% of nonperforming CRE loans.  The current quarter charge off activity totaled $690,000, and management estimated that specific allocations of $676,000 were sufficient coverage for the remaining loss exposure.

Non-owner occupied special purpose loans represent 14.1% of the CRE portfolio, and 12.5% of nonperforming CRE loans.  Based upon its review of valuation and cash flow data, management estimated and recorded a net recovery of $691,000 in this segment.  Hotels and motels are included in this category, but the Bank’s exposure is limited as it represented only $39.3 million, or 33.2%, of the segment.  Management closely monitors this credit type and has designated two of these hotel loans as nonperforming.  Following current and prior period charge-off estimates of $711,000 and $1.7 million respectively, the first of these hotel loans has $1.9 million in participation exposure. The total credit facility is approximately $20.0 million and is led by a large, nationwide bank and the property, which is the Bank’s market area, is in the late stages of short sale negotiations.  This process provided management a market valuation estimate based upon net proceeds from that sale.  The second hotel loan has a balance of $4.7 million as of September 30, 2010.  Management received a new appraisal and after reviewing that appraisal estimated that $587,000 was sufficient coverage for the loss exposure on this loan and that $1.2 million of total specific allocation was sufficient coverage for the aggregate loss exposure in this category.

In addition to the specific allocations detailed above, in the second quarter of 2009 management created a higher risk commercial real estate pool loss factor for certain CRE loans to be directionally consistent with observable trends within the loan portfolio segments and in conjunction with continued deteriorating market conditions in accordance with GAAP.  This factor was decreased by 9.1% in the third quarter of 2010, as management estimated that the additional loss provision amount estimated from application of the historical loss factor, combined with the slight linked quarter improvements observed in nonperforming totals, substandard ratings and thirty to eighty-nine day delinquent totals provided sufficient coverage for loss exposure.  Additional discussion of qualitative factors is included at the end of the nonperforming loan section.  Management estimated the amount of loss exposure attributable to qualitative factors for the higher risk CRE portfolio to be $27.0 million as of September 30, 2010, as compared to $25.4 million at June 30, 2010 and $17.1 million at December 31, 2009.

In addition to the above activity related to nonperforming CRE loans, management also unwound three separate loan related interest rate swaps that had a contractual priority to the collateral position in the underlying properties.  As of September 30, 2010, these receivables total $2.2 million.  While management has categorized these receivables as nonperforming, management estimated that they have no loss exposure.

Construction and Development

Nonperforming construction and development (“C & D”) loans totaled $84.8 million, or 37.1%, of total nonperforming loans.  This is a decrease from $99.9 million at June 30, 2010 and $94.8 million at December 31, 2009.  Within this category, 54.9% of all construction loans were nonperforming as of September 30, 2010, and this compares to 53.2% at June 30, 2010, and 35.0% at December 31, 2009.  Total C&D charge-offs for the third quarter of 2010 were $12.4 million, as compared to $11.8 million in the second quarter.  Following that charge-off activity, management estimated that specific allocations of $3.0 million was sufficient coverage for the remaining loss exposure in this segment as of September 30, 2010.  Specific allocations for loss were $8.3 million at the start of the period, and $3.0 million at the end of the period.

Composition of the C & D Portfolio for the period ended September 30 is shown below:

High-Stress Segment (1)

		Nonperforming	2010 YTD	2009 YTD
	Portfolio	Loans	Charge-offs	Charge-offs
Homebuilders - homes	$11.3	$6.1	$1.6	$—
Homebuilders - lots	39.1	32.2	15.7	24.7
Raw land	34.5	21.4	6.9	7.6
Commercial lots and speculative buildings	27.2	12.2	6.3	7.9
Commercial build to suit	4.9	3.0	2.1	—
Strip malls under construction	10.1	8.9	3.0	0.6
Total high stress segment	$127.1	$83.8	$35.6	$40.8

Low Stress Segment (1)

		Nonperforming	2010 YTD	2009 YTD
	Portfolio	Loans	Charge-offs	Charge-offs
Owner occupied homes and builder
Pre-sold homes	$5.5	$0.3	$0.1	$0.2
Non-builder lots	8.9	0.7	0.1	0.1
Commercial owner occupied - general	4.7	—	—	—
Commercial owner occupied - special	8.2	—	—	—
Total low stress segment	$27.3	$1.0	$0.2	$0.3

Total Construction and Development	$154.4	$84.8	$35.8	$41.1

(1) Credit review management segments loans in this category using high and low stress designations based upon historical levels of charge-off activity.

The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  Current economic conditions for additional new construction remain challenged, as large quantities of inventory remain with relatively little demand.  Within the high stress segment, $43.3 million is designated as performing and $83.8 million is nonperforming as of September 30, 2010.  This exposure is significantly reduced from prior periods following the $35.6 million and $40.8 million charge-offs estimated by management in 2010 and 2009, respectively.  Management closely monitors the performing loans that have been rated as watch or substandard but accruing and as of September 30, 2010, that pool decreased to $28.6 million as compared to $104.1 million at September 30, 2009.  While some additional migration is still possible from the watch and substandard pool described above, management believes that much of the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid impairment, and that future losses in the construction segment will trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.  While management observed some continuation in the decreasing trend in collateral valuation, management believes that the rate of property valuation decline has diminished.

In addition to specific allocations detailed above, at the end of 2008 management created a higher risk C & D pool loss factor estimate for developers in accordance with GAAP.  This pool was designed to capture general losses in the portfolio attributable to the construction segment, because of the emerging market risks identified by management in the unusual economic cycle.  Because no similar event had been experienced in the company’s recent history, management estimated that the historical loss portion of the allowance calculation would not capture the probability of additional loss in that pool segment.  While that estimate was appropriate at that point in the cycle, the volume of credits in that pool has steadily diminished and the estimated losses were recognized as described above.  Management also monitors borrower operating results and other characteristics, including the collateral composition of the credits subject to this factor.  On the latter point management observed this profile changed from 2009 where the majority was homebuilder lot inventory loans with greater loss exposure, to the third quarter of 2010 where the majority of the borrowers have buildings that were nearly finished and management estimated had lesser loss exposure.  Further, management’s estimated historical loss factor for construction required $16.9 million in reserves whereas that factor called for virtually no reserves at the end of 2008.  Management noted those improving trends and eliminated the special pool factor for construction as of September 30, 2010.

The following table illustrates management’s change in C & D estimates on a linked quarter and period to date comparison:

		Specific	General
	Portfolio	Allocation	Allocation
September 30, 2010	$154.4	$3.0	$19.0
June 30, 2010	$187.7	$8.3	$20.7
December 31, 2009	$273.7	$7.0	$22.9

Residential Real Estate

Nonperforming 1-4 family residential mortgages to consumers totaled $27.1 million, or 11.9%, of the nonperforming loan total as of September 30, 2010.  On a linked quarter basis, this segment totaled $25.2 million as compared to $26.4 million at December 31, 2009.  Most of the linked quarter increase was attributable to modification agreements that restructured the terms of the credit agreements to assist borrowers in their ability to continue to perform on these obligations.  The $15.5 million in nonaccrual mortgage loans was unchanged from the prior quarter and most are in various stages of foreclosure.  Loans totaling $748,000 were over 90 days past due and still accruing, up from $373,000 last quarter, and are in various stages of collection where foreclosure is not expected.  Restructured loans increased by $1.5 million, to $10.8 million at September 30, 2010.  Restructured loans include credits where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market area.  A significant portion of these nonperforming loans were supported by private mortgage insurance, and as of September 30, 2010, management estimated that a specific allocation of $537,000 was adequate loss coverage following the $828,000 of charge-offs that occurred during the quarter.

Nonperforming residential investor loans consist of multi-family and 1-4 family properties and totaled $20.9 million, or 9.1% of the nonperforming loans total.  Following the third quarter charge-off of $500,000, management estimated that a total specific allocation of $869,000 would be sufficient loss coverage for the remaining risk in this category.  While specific allocation decreased in the third quarter, management estimated that the large loss taken in a multi-family credit in the second quarter captured most of the loss in this sector.  Management also noted that the remaining loss exposure was centered in loans collateralized by first mortgages on 1-4 family investor loans that total $14.8 million of this category, and 13.1% of that portfolio was nonperforming.  The remaining nonperforming multi-family loans totaled $6.1 million, and 5.0% of that portfolio category was nonperforming.  Management observed the typical profile of the nonperforming multi-family investor was where the property has decreased net operating income, due to vacancy and higher past due collection rates.  Those trends have generally stabilized in the portfolio and many multi-family borrowers were reporting improved cash flow from operations as of September 30, 2010.

The remaining nonperforming credits included $2.1 million in commercial and industrial loans, $1.1 million in consumer home equity and second mortgage loans and $1.4 million in farmland and agricultural loans.  Management estimated that a total specific allocation of $1.4 million on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $162,000 was sufficient loss coverage for the consumer loan segment.

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category decreased $18.3 million from $35.9 at June 30, 2010 to $17.6 million at September 30, 2010.  Loans past due 30 to 89 days consisted of $8.1 million in commercial real estate, $3.4 million in commercial and industrial credits, $1.6 million in 1-4 family consumer mortgages,  $1.1 million in multi-family investor credits, $1.0 million of agricultural credits, $921,000 of 1-4 residential investor credits, $879,000 in C & D credits, and $610,000 in consumer and home equity credits.

Troubled debt restructurings (“TDR”) in accrual status included 62 loans totaling $16.7 million, which was an increase of 15 loans on a linked quarter basis.  The increase was largely driven by the enrollment in a new program that assists homeowners in avoiding foreclosure due to temporary reductions in income.  Aggregate TDR credits included 57 borrowers totaling $11.3 million were consumer residential 1-4 family loans.  Three loans totaling $4.9 million are construction lot inventory credits that were restructured with debt forgiveness in exchange for new credit support from the borrowers and/or guarantors.  An additional two credits totaling $514,000 were to 1-4 family residential investors who were granted reduced rates and/or other favorable terms.  The last TDR loan is for $1.2 million and is secured by construction lot inventory and a second mortgage on a 1-4 family vacation home and resulted from a negotiated settlement that included debt forgiveness in exchange for new additional collateral.

Nonaccrual TDR loans total $26.7 million, and consist of 56 notes that do not have a period of demonstrated financial performance.  Management makes individual determinations on TDR credits and three of these loans totaling $748,000 were negotiated to enhance marketing and sales effort with the borrower.  The majority of the remaining loans were situations where management initially had borrower cooperation, but those efforts have failed or no economic motive remains for the borrower to continue with that agreement.  In each of these cases management is pursuing either foreclosure or settlement arrangements, but management expects that those loans will most likely result in liquidation.

The 1-4 Investor category represents $6.8 million, or 25.4% of the nonaccrual TDR loans, and 92.3% of that total is for borrower and affiliate credits that are secured by 40 single-family homes that were acquired by the borrower for both a source of income expected resale appreciation.  The cash flows from the properties are not sufficient to fully service the debt, and the borrower has not been effective in achieving sales.  The 2009 forbearance agreement gives the Bank control of all cash flows from the property and those monies have been sufficient to cover the expenses and reduce the aggregate obligation.  After a year of performance on this agreement, however, management attempted to negotiate a further restructuring.  Just prior to closing, the borrower broke off that dialogue and in the absence of borrower cooperation management is pursuing foreclosure remedies on the properties while continuing to control the associated cash flow.

Nonaccrual 1-4 consumer residential TDR loans total $5.5 million and are predominantly to borrowers who were enrolled in the Bank’s foreclosure avoidance program and who failed to perform although a smaller portion is to borrowers who have not yet demonstrated sufficient performance to return to accrual status.

In the $6.5 million TDR nonaccrual CRE category, 58.0% is attributable to a single borrower whose credit is secured by a strip mall.  The property retains a high occupancy rate and is currently able to support the debt service for this restructured amount.  Management has concerns, however, that the borrower lacks the continuing capacity and economic motive to maintain support should erosion of net operating income occur.  As a result, management is pursuing liquidation of this loan to control marketing and has taken action to acquire a deed in satisfaction of the debt.  Management estimates this property will migrate to OREO in the fourth quarter.  A CRE credit for $2.1 million of the construction total is secured by retail centers and retail lots.  A restructuring agreement was made in late 2009 to allow the borrower the time and to pursue sales and increase lease occupancy.  Management has not been satisfied with the borrower’s efforts in those areas and has begun to pursue liquidation of this loan.  The last CRE borrower has a loan secured by a restaurant, the borrower has been unsuccessful in performing under the restructured terms, and liquidation is in process on this credit.

In the $7.1 million nonaccrual TDR construction category, 41.1% of the total is a group of affiliated credits to a homebuilder/developer in which management had negotiated a restructuring to allow orderly sales or new investors at terms that are more favorable.  The borrower has withdrawn his cooperation from that effort, and management is now pursuing our legal remedies.  An additional 49.9% of the total is to the same borrower who also has CRE exposure.  The remaining 8.0% of the construction total represents a number of small credits that are collateralized by lots and/or speculative home construction.

Management estimated the quarterly value of TDRs in liquidation status on a collateral dependency basis, and believed that estimates at September 30, 2010 were sufficient coverage for the remaining loss exposure in this category.

The ratio of the allowance for loan losses to nonperforming loans was 29.8% as of September 30, 2010, which was a reduction on a linked quarter comparison from the 33.3% ratio reported as of June 30, 2010.  The coverage ratio was 34.02% as of December 31, 2009.  Management’s third quarter decrease in estimate was driven largely by the current quarter charge-off of specific allocation estimates that were previously accrued, combined with a reduction in the number of new credits that migrated to nonperforming status that would have required current specific allocation estimates.  At June 30, 2010, total specific allocations were $25.2 million, following third quarter charge-off activity $11.6 million remains in specific allocation estimate as of September 30, 2010.  At June 30, 2010, a large portion of the specific allocation was recorded based on management’s estimate of the aggregate loss exposure in the portfolio.  Management increased specific allocation estimates at that time until additional valuation and other borrower information was received to refine those estimates including charge-off considerations as to whether loss was permanent or temporary in nature.  Management received updated information in the third quarter and refined both allocation estimates and charge-off determinations.  While total specific allocations are lower at September 30, 2010 as compared to the prior quarter, the allowance attributable to the general loss factors increased to $55.6 million from $54.8 million at June 30, 2010 and $42.3 million as of December 31, 2009.  General reserves at September 30, 2010 represented a slightly higher percentage of the loan portfolio than they were at either June 30, 2010 or December 31, 2009, 3.06%, 2.94% and 2.34%, respectively.

Management determined the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent increased loss experience.  Management created a higher risk construction and development pool for developers and estimated a higher qualitative loss factor at the end of 2008, and as discussed previously in the construction loan section of this narrative, that pool was determined to no longer be necessary as of September 30, 2010.  This change was made because of diminished migration potential, the more favorable credit characteristics of the remaining construction portfolio, and higher historical loss factors that management now estimates to be adequate coverage for the remaining risk of loss in the construction portfolio.  Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of that pool and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  Management decreased the quantity of loans subject to this pool factor by 6.1% in the third quarter of 2010.  Management also decreased the loss factor assigned to this pool by 9.1%, based in part, on its estimate of slightly diminished potential for future adverse migration coupled with observed stabilizing valuation trends.

The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions and credit review administration activities.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased to 3.75% of total loans at September 30, 2010, as compared to 4.26% of total loans at June 30, 2010, and increased from 3.13% at December 31, 2009.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $14.4 million from $40.2 million at December 31, 2009, to $54.6 million at September, 30, 2010.  In the third quarter of 2010, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $15.1 million.  Third quarter additions were offset by $3.9 million in dispositions that generated a net gain on sale of $199,000 and $3.8 million in additional valuation adjustments.  The Bank added 42 properties to OREO during the second quarter, which brought the total OREO holdings to 201 properties net of dispositions.  These OREO properties consisted of different types, including 112 single-family residences with an estimated realizable market value of $11.6 million, 34 non-farm, nonresidential properties with an estimated value of $16.1 million, a number of lots zoned for residential construction with an estimated realizable market value of $15.6 million, and eight parcels of vacant acreage suitable for either farming or development with an estimated value of $11.3 million.  Details related to the activity in the OREO portfolio for the periods presented are itemized in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Other real estate owned	2010	2009	2010	2009
Beginning balance	$47,128	$15,590	$40,200	$15,212
Property additions	15,072	11,705	42,521	17,268
Development improvements	30	421	40	2,354
Less:
Property Disposals	3,858	1,755	13,650	5,444
Period valuation adjustments	3,795	1,469	14,534	4,898
Other real estate owned	$54,577	$24,492	$54,577	$24,492

When measured as a percentage of other real estate properties owned, the OREO valuation reserve increased to $16.8 million, which is 23.6% of gross OREO at September 30, 2010.  The valuation reserve represented 12.4% of gross OREO at December 31, 2009.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $4.5 million, or 43.9%, to $14.7 million during the third quarter of 2010, as compared to $10.2 million during the same period in 2009.  Likewise, aggregate noninterest income increased $4.1 million, or 13.8%, for the first nine months of 2010, to $33.8 million as compared to $29.7 million for the same period in 2009.  Trust income decreased by $296,000, or 14.5%, and $522,000, or 9.0%, for the third quarter and first nine months of 2010, respectively, and these decreases were primarily due to a continued reduction in estate settlement activity.  Service charge income from deposit accounts decreased slightly for both the quarter and year primarily due to decreases in overdraft fees, which have generally declined industry wide in concert with recent regulatory changes.  Total mortgage banking income in the third quarter of 2010, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $3.5 million, an increase of $1.3 million, or 58.4%, from the third quarter of 2009 as volume increased in the historically low interest rate environment and qualified borrowers sought to refinance.  Mortgage banking income for the year, however, decreased by $1.7 million, or 19.5%, from the 2009 level.  The largest decrease in income from mortgage operations resulted from the decrease in valuation of mortgage servicing rights (MSRs) as these assets generally decline in value with decreases in market interest rates.  The Company changed its accounting method to the fair value method for valuing MSRs on January 1, 2010.  Under the previous method, MSRs were amortized and both the amortization and valuation impairments under the lower of cost or market method were recorded in other noninterest expense.  Mortgage sales volume, and the related gain on sale activity, had been at decreased levels in the first half of 2010 as federal tax incentives for home purchases expired and investor requirements related to borrower underwriting increased, which resulted in elongated mortgage loan closing periods.

Realized gains on securities totaled $620,000 and $2.4 million in the third quarter and first nine months of 2010, respectively, as compared to $454,000 and $1.8 million for the same periods in the prior year.  Bank owned life insurance (“BOLI”) income increased in the third quarter of 2010 and was $45,000, or 9.5%, higher than the same period in 2009.  A death benefit of $938,000 was also realized in that period.  BOLI cash surrender value net income increased $262,000, or 27.6%, from the same period in 2009, as the underlying investment performance was stronger in 2010.  Debit card interchange income volume leveled off in the third quarter of 2010, but still showed a small increase, and the volume of consumer card activity remained strong for the year with a $182,000, or 9.6%, increase over 2009.  The net gain on interest rate swap activity with customers including fee income was $9,000 and $362,000 for the third quarter and first nine months of 2010, respectively, primarily as market demand for that product decreased generally with the reduction in commercial real estate demand from qualified borrowers.  This category also had an offsetting credit risk valuation charge estimate of $1.5 million on the aggregate swap position exposure at June 30, 2009 and that charge offset income in that comparative period.  The lease revenue received from OREO properties increased $429,000 and $1.4 million in the third quarter and first nine months of 2010, respectively, as compared to the same periods in 2009, as the number of properties that generated rental income increased.  Net gains on disposition of OREO properties also increased by $30,000 to $199,000, and $235,000 to $697,000 in the third quarter and first nine months of 2010, respectively, as the number of property disposals increased in the current year.  Additionally, on September 23, 2010, the Illinois Supreme Court issued an opinion that reversed a prior appellate court decision and reinstated judgment in favor of the Bank for $2.6 million, which included approximately $133,000 in current year interest.  Other noninterest income was relatively unchanged in a quarterly comparison and the decrease of $129,000, or 3.6%, for the first nine months of 2010, as compared to 2009, was largely due to reductions in ATM surcharge and transaction related fees.

Noninterest Expense

Noninterest expense was $23.6 million during the third quarter of 2010, an increase of $3.3 million, from $20.2 million in the third quarter of 2009, substantially due to higher OREO expenses and legal fees.  The 2009 noninterest expense included a nonrecurring goodwill impairment charge of $57.6 million.  Excluding that charge, noninterest expense increased $9.0 million in the first nine months of 2010 as compared to the same period in the prior year.  Salaries and benefits expense decreased by $194,000, or 2.0%, in the third quarter of 2010 compared to 2009, and $2.8 million, or 9.4%, when comparing the first nine months of 2010, to the same period in 2009.  These comparative reductions in salaries and benefits expense resulted primarily from a decrease in salary expense coupled with reductions in group medical expenses.  Management completed a strategic reduction in force late in the first quarter of 2009, and the number of full time equivalent employees continued at 542 for the third quarter of 2010 as compared to 553 at the same time last year.

Occupancy expense decreased $191,000, or 13.48%, from the third quarter of 2009 to the third quarter of 2010.  Occupancy expense decreased $589,000, or 12.8%, from the first nine months of 2009 to the first nine months of 2010.  Furniture and fixture expenses also decreased by $162,000 and $461,000 in the third quarter and first nine months of 2010, respectively, when comparing to the same periods of the prior year.  In the second half of 2009, the Company closed four branches where there was an overlap in service area and three additional such closings were completed in 2010.  As a result of these determinations, management has been able to realize lower costs in both the occupancy and furniture and fixtures categories.

On a quarterly comparative basis, Federal Deposit Insurance Corporation (“FDIC”) costs increased $26,000, or 3.2%, whereas it decreased $257,000, or 6.3%, for the first nine months of 2010 as compared to the prior year.  Even though premium expenses increased industry wide, the FDIC levied an additional special assessment of $1.3 million in 2009, and that nonrecurring assessment distorts period comparison.  In addition, the lower deposit base that resulted from the management relationship pricing strategy also served to lower this expense.  On October 19, 2010, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act.  As part of the fund management plan, the Board adopted a new Restoration Plan to ensure that the fund reserve ratio reaches 1.4 percent by September 30, 2020, as required. That Restoration Plan also foregoes the uniform 3 basis point assessment rate increase previously scheduled to go into effect January 1, 2011, and keeps the current rate schedule in effect.

Third quarter and year to date 2010 advertising expense increased by $40,000, or 12.8%, and $61,000, or 6.2% when compared to the same periods in 2009, primarily due to increased direct mail costs.  Legal fees also increased $498,000 in a quarterly comparison and $1.1 million in a year to date comparison and were primarily related to loan workouts as well as the company’s ongoing review of its capital initiatives and alternatives a review of strategic management alternatives.

OREO expense increased $3.5 million in the third quarter and $12.6 million in the first nine months of 2010 as compared to the same periods in 2009.  The increase for both the quarterly and year to date periods were primarily due to increases in valuation expense of $2.5 million and $9.9 million, respectively.   The next largest expenses incurred in administering OREO were property taxes and insurance, which had increases of $536,000 and $1.4 million for the third quarter and first nine months of 2010, respectively, and were due to the increase in the number of properties held in 2010.  Other expense decreased $182,000, or 4.6%, in the third quarter of 2010 and that decrease resulted primarily from the previously discussed change in mortgage servicing rights impairment, net of amortization recognition.  Other expense decreased $566,000, or 4.7%, in the first nine months of 2010 as compared to the same period in 2009.  That decrease is attributable to the change in accounting for mortgage servicing rights described above combined with decreases in loan collection costs, telecommunications expense, and  CDARs related fees as the Bank continued to reduce its reliance on this local source of brokered deposits in 2010.

An income tax benefit of $1.1 million was recorded in the third quarter of 2010 as compared to a $126,000 tax benefit in the same period of 2009.  Likewise, an income tax benefit of $23.2 million was recorded in the first nine months of 2010 as compared to a $38.4 million tax benefit in the same period of 2009.  Taxable income significantly decreased for all of the periods presented, and $22.0 million of the 2009 quarterly and year to date tax benefit was from the goodwill impairment recorded in that year.  The Company’s effective tax rate for the nine months ending September 30, 2010 was 42.0% as compared to 40.7% for the same period in 2009.  Excluding the goodwill impairment charge, the income tax benefit for both years resulted, in large part, from the higher levels of loan loss provision and other real estate related expenditures.  Should operating losses continue into the future, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.

Assets

Total assets decreased $298.8 million, or 11.5%, from December 31, 2009 to close at $2.30 billion as of September 30, 2010.  Loans decreased by $247.2 million, or 12.0%, as management continued to emphasize credit quality and demand from qualified borrowers continued to decline.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the latter asset category increased $14.4 million, or 35.8%, in the first nine months of 2010.  Short and long-term securities that were available-for-sale decreased by $16.9 million and $60.9 million, respectively, in the first nine months of 2010.  At the same time, net cash equivalents decreased consistently and proportionately with the balance sheet deleveraging.  The largest changes by loan type included decreases in commercial real estate, real estate construction and residential real estate loans of $60.9 million, $119.3 million and $57.5 million, or 6.6%, 43.9% and 8.9%, respectively, and management intends to make future reductions to portfolio concentrations in real estate in keeping with the requirements of the Memorandum of Understanding between the Bank and the Office of the Comptroller of the Currency (“the OCC”).

Management performed an annual review of the core deposit and other intangible assets in the first quarter of 2010.  Based upon that review and ongoing quarterly monitoring, management determined there was no impairment of other intangible assets as of September 30, 2010.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition in February 2008 and were $8.9 million at acquisition as compared to $5.8 million as of September 30, 2010.

Deposits

Total deposits decreased $203.7 million, or 9.2%, during the nine months ended September 30, 2010, to close at $2.00 billion.  The deposit segments that declined the most in 2010 were interest bearing saving, NOW and money markets, which in the aggregate decreased $109.9 million, or 11.1%, followed by time certificates of deposits, which declined $95.5 million, or 10.6%.  The latter change occurred primarily due to management’s pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate.  The Bank continues to comply with the brokered deposit guidelines contained within its Memorandum of Understanding with the OCC.  As noted above, money market deposit and NOW accounts decreased by $73.6 million, from $392.5 million to $319.0 million, and $38.3 million, or 9.1%,   respectively, during the first nine months of 2010.  At the same time, noninterest bearing demand deposits increased slightly by $1.6 million, or 0.5%, as did savings deposits ($2.0 million, or 1.1%).  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 2.04% in the first nine months of 2009 to 1.31%, or 73 basis points, in the first nine months of 2010.  Likewise, the average total cost of interest bearing liabilities decreased from 2.13% in the first nine months of 2009 to 1.49% in the first nine months of 2010, or 64 basis points.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the Lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage Bank, including transaction costs.  The Company had no principal outstanding balance on the Bank of America senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at both December 31, 2009 and September

30, 2010.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At September 30, 2010, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding term debt.

The Company decreased its other short-term borrowings $50.6 million, or 92.0%, from December 31, 2009.  Most of this reduction resulted from the Bank’s decrease in advances from the Federal Home Loan Bank of Chicago (“FHLBC”) advances as new loan originations to qualified borrowers continued to be limited.

Capital

As of September 30, 2010, total stockholders’ equity was $161.6 million, which was a decrease of $35.6 million, or 18.1%, from $197.2 million as of December 31, 2009.  This decrease was primarily attributable to the net loss from operations in the first nine months of 2010.  As of September 30, 2010, the Company’s percentage of regulatory total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage ratios decreased to 11.37%, 7.64%, and 6.30%, respectively, as compared to 13.26%, 9.96%, and 8.48%, respectively, at December 31, 2009.  In the third quarter, the Company injected $12.0 million of capital into the Bank as part of its capital management plan, and the same capital ratios at the Bank were 11.41%, 10.13%, and 8.38%, respectively, at September 30, 2010 as compared to 11.57%, 10.30%, and 8.89%, respectively, at December 31, 2009.  While the Bank exceeded the general minimum regulatory requirements to be considered “well capitalized” it still was not in compliance with the heightened capital ratios that it has agreed to maintain pursuant to an understanding with the OCC. Specifically, the Bank’s board of directors agreed to meet by December 31, 2009, and thereafter maintain, a Tier 1 capital ratio of at least 8.75% and a total risk-based capital ratio of at least 11.25%.  The Bank achieved these heightened regulatory capital ratios by December 31, 2009 and remained in compliance with them as of March 31, 2010, but with the net loss incurred during the second quarter of 2010, the Bank was not in compliance with the heightened capital ratios as of June 30, 2010.  As disclosed above, the Bank was in compliance with the total capital to risk weighted assets ratio at September 30, 2010, but not the Tier 1 leverage ratio.  The Company does not anticipate that its operations will be materially impacted in the near term by the fact that the Bank’s regulatory capital ratios have fallen below the heightened levels that it has agreed to maintain.  It is unknown at this time what actions, if any, the OCC or other bank regulatory agencies may take in connection with the Bank not achieving these agreed-upon capital ratios.

In addition to the above regulatory ratios, the non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets also decreased to 3.75% and 1.14%, respectively, at September 30, 2010 as compared to 4.69% and 4.31%, respectively, at December 31, 2009.

As previously announced, the Company has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II.

Because of the deferral on the subordinated debentures, the Trusts will defer regularly scheduled dividends on the trust preferred securities. The Company also announced its intention to suspend quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock. The Company’s board of directors has made this determination in consultation with the Federal Reserve.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock. Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward -Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2009.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2010	2009	2010	2009
Summary Statements of Operations:
Net interest and dividend income	$19,461	$21,022	$60,457	$64,902
Provision for loan losses	11,825	9,650	75,668	66,575
Noninterest income	14,695	10,212	33,810	29,701
Noninterest expense	23,555	20,238	73,783	122,368
(Benefit) for income taxes	(1,136)	(126)	(23,159)	(38,370)
Net (loss) income	(88)	1,472	(32,025)	(55,970)
Net (loss) income available to common stockholders	(1,223)	351	(35,419)	(59,127)

Key Ratios (annualized):
Return on average assets	(0.01)%	0.21%	(1.73)%	(2.61)%
Return to common stockholders on average assets	(0.20)%	0.05%	(1.91)%	(2.75)%
Return on average equity	(0.21)%	2.79%	(23.54)%	(30.81)%
Return on average common equity	(5.16)%	0.99%	(42.09)%	(44.39)%
Net interest margin (non-GAAP tax equivalent) (1)	3.60%	3.39%	3.67%	3.39%
Efficiency ratio (non-GAAP tax equivalent) (1)	59.97%	57.62%	61.32%	60.93%
Tangible common equity to tangible assets (2)	3.75%	5.02%	3.75%	5.02%
Tier 1 common equity to risk weighted assets (2)	1.14%	4.99%	1.14%	4.99%
Total capital to risk weighted assets (3)	11.37%	13.67%	11.37%	13.67%
Tier 1 capital to risk weighted assets (3)	7.64%	10.45%	7.64%	10.45%
Tier 1 capital to average assets	6.30%	8.86%	6.30%	8.86%

Per Share Data:
Basic (loss) earnings per share	$(0.09)	$0.03	$(2.52)	$(4.26)
Diluted (loss) earnings per share	$(0.09)	$0.03	$(2.52)	$(4.26)
Dividends declared per share	$0.00	$0.01	$0.02	$0.09
Common book value per share	$6.60	$10.27	$6.60	$10.27
Tangible common book value per share	$6.19	$9.77	$6.19	$9.77
Ending number of shares outstanding	13,911,475	13,823,321	13,911,475	13,823,321
Average number of shares outstanding	13,911,596	13,823,622	13,920,628	13,813,441
Diluted average shares outstanding	14,028,832	13,936,458	14,085,918	13,900,749

End of Period Balances:
Loans	$1,815,667	$2,152,691	$1,815,667	$2,152,691
Deposits	2,002,558	2,335,667	2,002,558	2,335,667
Stockholders’ equity	161,569	210,815	161,569	210,815
Total earning assets	2,028,190	2,498,053	2,028,190	2,498,053
Total assets	2,297,904	2,699,094	2,297,904	2,699,094

Average Balances:
Loans	$1,868,053	$2,196,063	$1,943,004	$2,234,343
Deposits	2,090,457	2,372,140	2,144,899	2,389,108
Stockholders’ equity	163,603	209,455	181,888	242,846
Total earning assets	2,160,359	2,553,872	2,240,199	2,653,964
Total assets	2,392,049	2,733,418	2,473,144	2,869,533

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending September 30, 2010 and 2009, respectively, are presented on page 23.

(2). The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 24.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Asset Quality
Charge-offs	$26,395	$26,374	$76,294	$50,254
Recoveries	1,775	176	4,250	411
Net charge-offs	$24,620	$26,198	$72,044	$49,843
Provision for loan losses	11,825	9,650	75,668	66,575
Allowance for loan losses to loans	3.75%	2.69%	3.75%	2.69%

			(audited)
	September 30,		December 31,
	2010	2009	2009
Nonaccrual loans (1)	$209,876	$167,413	$174,978
Restructured loans	16,187	7,743	14,171
Loans past due 90 days	2,335	902	561
Non-performing loans	228,398	176,058	189,710
Other real estate	54,577	24,492	40,200
Receivable from foreclosed loan participation	—	—	1,505
Receivable from swap terminations	2,169	—	—
Nonperforming assets	$285,144	$200,550	$231,415

(1)   Includes $26.7 million, $26.3 million, and $31.6 million in non-accrual restructured loans at September 30, 2010 and 2009, and December 31, 2009, respectively.

Major Classifications of Loans

Commercial and industrial	$202,344	$215,189	$207,170
Real estate - commercial	864,095	941,307	925,013
Real estate - construction	154,433	303,765	273,719
Real estate - residential	586,443	677,198	643,936
Installment	5,562	11,682	9,834
Overdraft	565	808	830
Lease financing receivables	3,052	4,194	3,703
	1,816,494	2,154,143	2,064,205
Unearned origination fees, net	(827)	(1,452)	(1,379)
	$1,815,667	$2,152,691	$2,062,826

Major Classifications of Deposits

Non-interest bearing	$312,738	$317,566	$311,097
Savings	177,448	165,436	175,464
NOW accounts	384,439	431,726	422,778
Money market accounts	318,961	394,917	392,516
Certificates of deposits of less than $100,000	495,677	620,571	551,106
Certificates of deposits of $100,000 or more	313,295	405,451	353,316
	$2,002,558	$2,335,667	$2,206,277

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2010	2009
Assets
Cash and due from banks	$51,077	$36,842
Interest bearing deposits with financial institutions	16,178	24,500
Federal funds sold	2,579	1,543
Short-term securities available-for-sale	—	16,911
Cash and cash equivalents	69,834	79,796
Securities available-for-sale	168,427	229,280
Federal Home Loan Bank and Federal Reserve Bank stock	13,691	13,044
Loans held-for-sale	11,648	11,586
Loans	1,815,667	2,062,826
Less: allowance for loan losses	68,164	64,540
Net loans	1,747,503	1,998,286
Premises and equipment, net	55,601	58,406
Other real estate owned, net	54,577	40,200
Mortgage servicing rights, net	2,453	2,450
Core deposit and other intangible asset, net	5,807	6,654
Bank-owned life insurance (BOLI)	50,502	50,185
Deferred tax assets, net	66,739	48,955
Accrued interest and other assets	51,122	57,815
Total assets	$2,297,904	$2,596,657

Liabilities
Deposits:
Non-interest bearing demand	$312,738	$311,097
Interest bearing:
Savings, NOW, and money market	880,848	990,758
Time	808,972	904,422
Total deposits	2,002,558	2,206,277
Securities sold under repurchase agreements	6,315	18,374
Other short-term borrowings	4,426	54,998
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Accrued interest and other liabilities	19,158	15,922
Total liabilities	2,136,335	2,399,449

Stockholders’ Equity
Preferred stock	69,695	69,039
Common stock	18,467	18,373
Additional paid-in capital	64,800	64,431
Retained earnings	106,103	141,774
Accumulated other comprehensive loss	(2,652)	(1,605)
Treasury stock	(94,844)	(94,804)
Total stockholders’ equity	161,569	197,208
Total liabilities and stockholders’ equity	$2,297,904	$2,596,657

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2010	2009	2010	2009
Interest and Dividend Income
Loans, including fees	$24,521	$29,060	$76,291	$89,008
Loans held-for-sale	115	165	295	782
Securities, taxable	1,261	1,278	3,714	7,247
Securities, tax exempt	210	1,343	1,644	4,190
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	66	56	184	169
Federal funds sold	1	14	2	17
Interest bearing deposits	42	27	102	31
Total interest and dividend income	26,216	31,943	82,232	101,444
Interest Expense
Savings, NOW, and money market deposits	819	1,586	3,404	4,978
Time deposits	4,622	7,972	14,469	26,735
Securities sold under repurchase agreements	4	13	27	128
Federal funds purchased	—	—	—	73
Other short-term borrowings	—	36	18	257
Junior subordinated debentures	1,072	1,071	3,216	3,215
Subordinated debt	234	241	632	1,040
Notes payable and other borrowings	4	2	9	116
Total interest expense	6,755	10,921	21,775	36,542
Net interest and dividend income	19,461	21,022	60,457	64,902
Provision for loan losses	11,825	9,650	75,668	66,575
Net interest and dividend expense after provision for loan losses	7,636	11,372	(15,211)	(1,673)
Noninterest Income
Trust income	1,746	2,042	5,255	5,777
Service charges on deposits	2,238	2,285	6,542	6,570
Secondary mortgage fees	473	270	1,034	1,148
Mortgage servicing (expense) income	(322)	128	(876)	399
Net gain on sales of mortgage loans	3,328	1,799	6,716	6,995
Securities gains, net	620	454	2,374	1,768
Increase in cash surrender value of bank-owned life insurance	519	474	1,210	948
Death benefit realized on bank-owned life insurance	938	—	938	—
Debit card interchange income	699	693	2,086	1,904
Net interest rate swap gains and fees	9	712	362	145
Lease revenue from other real estate owned	429	—	1,389	18
Net gain on sales of other real estate owned	199	169	697	462
Litigation related income	2,645	—	2,645	—
Other income	1,174	1,186	3,438	3,567
Total non-interest income	14,695	10,212	33,810	29,701
Noninterest Expense
Salaries and employee benefits	9,227	9,421	27,170	29,982
Occupancy expense, net	1,236	1,427	3,998	4,587
Furniture and equipment expense	1,511	1,673	4,694	5,155
FDIC insurance	848	822	3,803	4,060
Amortization of core deposit and other intangible asset	282	292	847	875
Advertising expense	353	313	1,048	987
Impairment of goodwill	—	—	—	57,579
Legal fees	964	466	2,189	1,136
Other real estate expense	5,354	1,862	18,627	6,034
Other expense	3,780	3,962	11,407	11,973
Total non-interest expense	23,555	20,238	73,783	122,368
(Loss) income before income taxes	(1,224)	1,346	(55,184)	(94,340)
Benefit for income taxes	(1,136)	(126)	(23,159)	(38,370)
Net (loss) income	$(88)	$1,472	$(32,025)	$(55,970)
Preferred stock dividends and accretion	1,135	1,121	3,394	3,157
Net (loss) income available to common stockholders	$(1,223)	$351	$(35,419)	$(59,127)

Basic (loss) earnings per share	$(0.09)	$0.03	$(2.52)	$(4.26)
Diluted (loss) earnings per share	(0.09)	0.03	(2.52)	(4.26)
Dividends declared per share	—	0.01	0.02	0.09

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended September 30, 2010 and 2009

(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$72,447	$42	0.23%	$39,792	$27	0.27%
Federal funds sold	2,927	1	0.13	45,503	14	0.12
Securities:
Taxable	172,603	1,261	2.92	108,249	1,278	4.72
Non-taxable (tax equivalent)	21,517	323	6.00	138,727	2,066	5.96
Total securities	194,120	1,584	3.26	246,976	3,344	5.42
Dividends from FRB and FHLB stock	13,690	66	1.93	13,044	56	1.72
Loans and loans held-for-sale	1,877,175	24,650	5.14	2,208,507	29,277	5.19
Total interest earning assets	2,160,359	26,343	4.78	2,553,822	32,718	5.02
Cash and due from banks	36,368	—	—	46,072	—	—
Allowance for loan losses	(82,045)	—	—	(76,902)	—	—
Other non-interest bearing assets	277,367	—	—	210,426	—	—
Total assets	$2,392,049			$2,733,418
Liabilities and Stockholders’ Equity
NOW accounts	$403,062	$240	0.24%	$404,657	$362	0.35%
Money market accounts	340,450	428	0.50	400,223	974	0.97
Savings accounts	187,367	151	0.32	160,392	250	0.62
Time deposits	837,111	4,622	2.19	1,094,151	7,972	2.89
Total interest bearing deposits	1,767,990	5,441	1.22	2,059,423	9,558	1.84
Securities sold under repurchase agreements	13,587	4	0.12	22,563	13	0.23
Federal funds purchased	—	—	—	—	—	—
Other short-term borrowings	3,111	—	—	8,659	36	1.63
Junior subordinated debentures	58,378	1,072	7.35	58,378	1,071	7.34
Subordinated debt	45,000	234	2.03	45,000	241	2.10
Notes payable and other borrowings	500	4	3.13	500	2	1.57
Total interest bearing liabilities	1,888,566	6,755	1.42	2,194,523	10,921	1.98
Non-interest bearing deposits	322,467	—	—	312,717	—	—
Accrued interest and other liabilities	17,413	—	—	16,723	—	—
Stockholders’ equity	163,603	—	—	209,455	—	—
Total liabilities and stockholders’ equity	$2,392,049			$2,733,418
Net interest income (tax equivalent)		$19,588			$21,797
Net interest income (tax equivalent) to total earning assets			3.60%			3.39%
Interest bearing liabilities to earnings assets	87.42%			85.93%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Nine Months ended September 30, 2010 and 2009

(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$59,495	$102	0.23%	$14,633	$31	0.28%
Federal funds sold	2,138	2	0.12	19,639	17	0.11
Securities:
Taxable	159,221	3,714	3.11	208,198	7,247	4.64
Non-taxable (tax equivalent)	55,156	2,529	6.11	143,586	6,446	5.99
Total securities	214,377	6,243	3.88	351,784	13,693	5.19
Dividends from FRB and FHLB stock	13,392	184	1.83	13,044	169	1.73
Loans and loans held-for-sale	1,950,797	76,653	5.18	2,254,864	89,953	5.26
Total interest earning assets	2,240,199	83,184	4.90	2,653,964	103,863	5.17
Cash and due from banks	37,060	—	—	44,474	—	—
Allowance for loan losses	(74,029)	—	—	(56,778)	—	—
Other non-interest bearing assets	269,914	—	—	227,873	—	—
Total assets	$2,473,144			$2,869,533

Liabilities and Stockholders’ Equity
NOW accounts	$410,701	$934	0.30%	$339,068	$942	0.37%
Money market accounts	373,468	1,895	0.68	450,930	3,431	1.02
Savings accounts	187,336	575	0.41	141,268	605	0.57
Time deposits	854,632	14,469	2.26	1,142,202	26,735	3.13
Total interest bearing deposits	1,826,137	17,873	1.31	2,073,468	31,713	2.04
Securities sold under repurchase agreements	18,649	27	0.19	33,018	128	0.52
Federal funds purchased	—	—	—	19,988	73	0.48
Other short-term borrowings	5,664	18	0.42	55,952	257	0.61
Junior subordinated debentures	58,378	3,216	7.35	58,378	3,215	7.34
Subordinated debt	45,000	632	1.85	45,000	1,040	3.05
Notes payable and other borrowings	500	9	2.37	6,471	116	2.36
Total interest bearing liabilities	1,954,328	21,775	1.49	2,292,275	36,542	2.13
Non-interest bearing deposits	318,762	—	—	315,640	—	—
Accrued interest and other liabilities	18,166	—	—	18,772	—	—
Stockholders’ equity	181,888	—	—	242,846	—	—
Total liabilities and stockholders’ equity	$2,473,144			$2,869,533
Net interest income (tax equivalent)		$61,409			$67,321
Net interest income (tax equivalent) to total earning assets			3.67%			3.39%
Interest bearing liabilities to earnings assets	87.24%			86.37%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2010	2009	2010	2009
Net Interest Margin
Interest income (GAAP)	$26,216	$31,943	$82,232	$101,444
Taxable-equivalent adjustment:
Loans	14	52	67	163
Securities	113	723	885	2,256
Interest income - FTE	26,343	32,718	83,184	103,863
Interest expense (GAAP)	6,755	10,921	21,775	36,542
Net interest income - FTE	$19,588	$21,797	$61,409	$67,321
Net interest income (GAAP)	$19,461	$21,022	$60,457	$64,902
Average interest earning assets	$2,160,359	$2,553,872	$2,240,199	$2,653,964
Net interest margin (GAAP)	3.57%	3.27%	3.61%	3.27%
Net interest margin - FTE	3.60%	3.39%	3.67%	3.39%

Efficiency Ratio
Non-interest expense	$23,555	$20,238	$73,783	$122,368
Less amortization of core deposit and other intangible asset	282	292	847	875
Less other real estate expense	5,354	1,862	18,627	6,034
Less impairment of goodwill	—	—	—	57,579
Less one time settlement to close office	—	125	—	125
Adjusted non-interest expense	17,919	17,959	54,309	57,755
Net interest income (GAAP)	19,461	21,022	60,457	64,902
Taxable-equivalent adjustment:
Loans	14	52	67	163
Securities	113	723	885	2,256
Net interest income - FTE	19,588	21,797	61,409	67,321
Non-interest income	14,695	10,212	33,810	29,701
Less death benefit related to bank-owned life insurance	938	—	938	—
Less litigation settlement income	2,645	—	2,645	—
Less securities gains, net	620	454	2,374	1,768
Less gain on sale of OREO	199	169	697	462
Adjusted non-interest income, plus net interest income - FTE	29,881	31,386	88,565	94,792
Efficiency ratio	59.97%	57.22%	61.32%	60.93%

	(unaudited)
	As of September 30,
	2010	2009
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$161,569	$210,815
Tier 1 adjustments:
Trust preferred securities	54,740	56,625
Cumulative other comprehensive income	2,652	(1,579)
Disallowed goodwill and intangible assets	(5,807)	(6,946)
Disallowed deferred tax assets	(66,739)	(18,737)
Other	(245)	(158)
Tier 1 capital	$146,170	$240,020

Total regulatory capital
Tier 1 capital	$146,170	$240,020
Tier 2 additions:
Allowable portion of allowance for loan losses	24,453	29,078
Subordinated debt	45,000	45,000
Other Tier 2 capital components	1,878	(8)
Total regulatory capital	$217,501	$314,090

Tangible common equity
Total stockholders’ equity	$161,569	$210,815
Less: Preferred equity	69,695	68,827
Goodwill and intangible assets	5,807	6,946
Tangible common equity	$86,067	$135,042

Tier 1 common equity
Tangible common equity	$86,067	$135,042
Tier 1 adjustments:
Cumulative other comprehensive income	2,652	(1,579)
Deferred tax liabilities on intangible assets	—	—
Other	(66,984)	(18,895)
Tier 1 common equity	$21,735	$114,568

Tangible assets
Total assets	$2,297,904	$2,699,094
Less:
Goodwill and intangible assets	5,807	6,946
Tangible assets	$2,292,097	$2,692,148

Total risk-weighted assets
On balance sheet	$1,840,794	$2,190,487
Off balance sheet	71,727	106,795
Total risk-weighted assets	$1,912,521	$2,297,282

Average assets
Total quarterly average assets	$2,319,257	$2,707,577